Exhibit 99.1
ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES ANNOUNCES SECOND QUARTER 2007 RESULTS
Springdale, AR – July 31, 2007 —Advanced Environmental Recycling Technologies, Inc. (NASDAQ: AERT) today announced that net sales for the three months ended June 30, 2007 were $25.3 million compared to $28.1 million for the comparable period in 2006, a 9.8% decrease. Net loss in the second quarter of 2007 was $383,919, or $0.01 per fully diluted share, compared to net income of $1.7 million, or $0.04 per fully diluted share, for the comparable period in 2006.
Please join the Company’s earnings conference call at 11:00 a.m. ET on Wednesday, August 1, 2007. The event will be a live web cast available at the AERT Company web site at www.aertinc.com or at www.earnings.com
About AERT:
Since 1989, AERT has pioneered the use of recycled polyethylene plastic in the manufacture of composite building materials. With its constantly evolving portfolio of patented and proprietary recycling technologies, AERT has been widely recognized as a leader in resource conservation innovation, receiving the EPA Award for Environmental Excellence for its process of converting scrap plastic to composite outdoor decking. AERT converts reclaimed plastic and wood fiber waste into quality outdoor decking systems, fence systems, and door and window components. The Company is the exclusive manufacturer of Weyerhaeuser ChoiceDek® decking, which is available in multiple colors and is sold in all Lowe’s Home Improvement stores. See www.choicedek.com for more information. AERT operates manufacturing facilities in Springdale, Lowell, and Tontitown, Arkansas; Junction, Texas; and Alexandria, Louisiana. For more information on the Company, visit www.aertinc.com.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.
Balance Sheets
ASSETS

	June 30,	December 31,
	2007	2006
	(unaudited)
Current assets:
Cash and cash equivalents	$1,665,125	$2,164,532
Restricted cash	1,303,523	787,191
Trade accounts receivable, net of allowance of $374,894 at June 30, 2007 and December 31, 2006	5,821,042	3,789,302
Other Accounts Receivable	619,776	760,970
Inventories	16,300,265	14,515,845
Prepaid expenses	1,182,785	1,018,657
Deferred tax assets	1,817,866	1,163,017

Total current assets	28,710,382	24,199,514

Land, buildings and equipment:
Land	1,988,638	1,988,638
Buildings and leasehold improvements	10,048,582	5,979,223
Machinery and equipment	50,919,222	39,475,682
Transportation equipment	1,175,324	1,243,556
Office equipment	1,003,926	801,231
Construction in progress	812,615	14,762,153

	65,948,307	64,250,483
Less accumulated depreciation	28,742,492	26,728,540

Net land, buildings, and equipment	37,205,815	37,521,943

Other assets:
Deferred tax asset	5,604,420	4,293,912
Debt issuance costs, net of accumulated amortization of $921,236 at June 30, 2007 and $790,532 at December 31, 2006	2,683,686	2,814,390
Debt service reserve fund	2,040,000	2,040,000
Restricted certificate or deposit	850,405	829,961
Other assets, net of accumulated amortization of $407,023 at June 30, 2007 and $392,736 at December 31, 2006	388,149	350,246

Total other assets	11,566,660	10,328,509

Total assets	$77,482,857	$72,049,966

The notes to our second quarter 2007 Form 10-Q are an integral part of these financial statements.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.
Balance Sheets
LIABILITIES AND STOCKHOLDERS’ EQUITY

	June 30,	December 31,
	2007	2006
	(unaudited)
Current liabilities:
Accounts payable — trade	$10,277,651	$10,861,648
Accounts payable — related parties	506,622	494,831
Current maturities of long-term debt	1,669,731	1,673,612
Litigation loss payable	655,769	655,769
Other accrued liabilities	2,437,726	2,509,603
Working capital line of credit	11,459,698	10,060,000
Notes payable — related parties	—	1,000,000
Notes payable — other	1,337,581	410,181

Total current liabilities	28,344,778	27,665,644

Long-term debt, less current maturities	21,436,201	16,827,717

Commitments and contingencies

Stockholders’ equity:
Class A common stock, $.01 par value; 75,000,000 shares authorized; 46,270,566 and 43,041,164 shares issued and outstanding at June 30, 2007 and December 31, 2006, respectively	462,706	430,412

Class B convertible common stock, $.01 par value; 7,500,000 shares authorized, 1,465,530 shares issued and outstanding at June 30, 2007 and December 31, 2006	14,655	14,655

Warrants outstanding; 2,834,340 at June 30, 2007 and 4,606,132 at December 31, 2006	1,377,330	2,519,389
Additional paid-in capital	40,701,890	37,891,274
Accumulated deficit	(14,854,703)	(13,299,125)

Total stockholders’ equity	27,701,878	27,556,605

Total liabilities and stockholders’ equity	$77,482,857	$72,049,966

The notes to our second quarter 2007 Form 10-Q are an integral part of these financial statements.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.
STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended June 30,		Six months ended June 30,
	2007	2006	2007	2006
Net sales	$25,342,796	$28,105,770	$47,709,836	$55,771,019
Cost of goods sold	21,352,994	19,625,232	40,881,582	41,336,165

Gross margin	3,989,802	8,480,538	6,828,254	14,434,854

Selling and administrative costs	4,044,282	4,935,881	7,920,754	9,056,124

Operating income (loss)	(54,480)	3,544,657	(1,092,500)	5,378,730

Net interest expense	(958,894)	(658,852)	(1,793,355)	(1,330,382)

Income (loss) before income taxes	(1,013,374)	2,885,805	(2,885,855)	4,048,348
Income tax provision (benefit)	(629,455)	1,162,708	(1,330,277)	1,419,309

Net income (loss) applicable to common stock	$(383,919)	$1,723,097	$(1,555,578)	$2,629,039

Income (loss) per share of common stock (Basic)	$(0.01)	$0.04	$(0.03)	$0.07

Income (loss) per share of common stock (Diluted)	$(0.01)	$0.04	$(0.03)	$0.06

Weighted average number of common shares outstanding (Basic)	47,329,295	40,678,164	46,294,901	40,054,317

Weighted average number of common shares outstanding (Diluted)	47,329,295	45,384,891	46,294,901	44,375,950

The notes to our second quarter 2007 Form 10-Q are an integral part of these financial statements.

ADVANCED ENVIRONMENTAL RECYCLING TECHNOLOGIES, INC.
STATEMENTS OF CASH FLOWS (UNAUDITED)

	Six Months Ended June 30,
	2007	2006
Cash flows from operating activities:
Net income (loss) applicable to common stock	$(1,555,578)	$2,629,039
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	2,219,614	2,034,363
Provision for doubtful accounts	—	161,185
Deferred tax provision (benefit)	(1,330,277)	1,112,309
(Increase) decrease in other assets	58,070	(654,113)
Increase in cash restricted for letter of credit and interest costs	(57,670)	(311,647)
Changes in current assets and current liabilities	(4,065,686)	(4,818,664)

Net cash provided by (used in) operating activities	(4,731,527)	152,472

Cash flows from investing activities:
Purchase of certificate of deposit	—	(1,000,000)
Purchases of land, buildings and equipment	(1,272,268)	(4,192,667)

Net cash used in investing activities	(1,272,268)	(5,192,667)

Cash flows from financing activities:
Net borrowings on line of credit	1,399,698	6,600,000
Proceeds from issuance of notes	5,750,000	2,503,225
Payments on notes	(2,696,123)	(3,859,961)
Increase in cash restricted for payment of long-term debt	(458,662)	(260,896)
Decrease in outstanding advances on factored receivables	—	(2,450,788)
Proceeds from exercise of stock options and warrants, net	1,509,475	3,637,164

Net cash provided by financing activities	5,504,388	6,168,744

Increase (decrease) in cash and cash equivalents	(499,407)	1,128,549
Cash and cash equivalents, beginning of period	2,164,532	1,748,023

Cash and cash equivalents, end of period	$1,665,125	$2,876,572

The notes to our second quarter 2007 Form 10-Q are an integral part of these financial statements.